Exhibit 10.3

2010 Amendment to the 1995 Stock Plan

The first paragraph of section 3 of the Plan is amended to read as follows:

“3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of shares, which may be subject to option and sold under the Plan is 8,725,635 shares. The shares may be authorized but unissued, or reacquired common stock.”